HPIL Holding Announces Change in Business Activities

SAGINAW, MI, Jul 18, 2012 (MARKETWIRE via COMTEX) -- HPIL Holding (the "Company") (OTCQB: HPIL) (PINKSHEETS: HPIL) is pleased to announce a change in the focus of the Company's business. The Company's focus from this point forward will be in the business of "Miscellaneous Investing" (SIC Code: 6790). The Company is focused on investments in companies, whether they be public or private enterprises in differing business sectors. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and thus seeks to acquire various types of business. Also the Company will continue to look at the acquisition of intellectual properties and technologies, with a particular interest in the healthcare and environmental quality sectors.

Mr. Louis Bertoli, President & C.E.O. said: "We are concentrating on developing the Company and we are currently actively evaluating purchases."

Nitin Amersey, C.F.O. and Corporate Secretary & Treasurer, said: "We are actively analyzing information on our target companies and we look forward to completing these transactions."

Safe Harbor: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased," "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

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